Filed pursuant to Rule 433

Registration No. 333-158277

April 6, 2009

Final Term Sheet

EUR 3,000,000,000 3.875% Global Bonds due 2019

To be fungible with and form a single issuance with KfW’s

EUR 3,000,000,000 3.875% Global Notes due 2019 issued on January 20, 2009

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 3,000,000,000

Denomination:	EUR 1,000

Maturity:	January 21, 2019

Redemption Amount:	100%

Interest Rate:	3.875% per annum, payable annually in arrears

Date of Pricing:	April 6, 2009

Closing Date:	April 16, 2009

Interest Payment Dates:	January 21 in each year

First Interest Payment Date:	January 21, 2010 (for interest accrued from and including January 20, 2009, to but excluding January 21, 2010)

Accrued Interest	In the aggregate amount of EUR 27,389,540.76 from and including January 20, 2009, to but excluding April 16, 2009

Interest Payable on First Interest Payment Date:	EUR 116,567,622.95 (for aggregate principal amount of EUR 3,000,000,000)

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	97.278%

Underwriting Commissions:	0.20%

Proceeds to Issuer:	97.078%

Format:	SEC registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A0L1CY5

CUSIP:	500769DB7

Ratings of Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Lead Managers:	BNP Paribas Credit Suisse Deutsche Bank

Co-Lead Managers:	CALYON Crédit Agricole CIB Dresdner Kleinwort DZ Bank AG Landesbank Baden-Württemberg Natixis Unicredit (HVB)

Stabilization Manager:	Deutsche Bank AG, London Branch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link:.

http://idea.sec.gov/Archives/edgar/data/821533/000119312509072075/d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link:

http://idea.sec.gov/Archives/edgar/data/821533/000119312509072068/d424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.